UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported)  December 16, 2004 (December 15, 2004)

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2004, Bill J. Lam, President of Horizon Offshore, Inc. (the "Company"), exercised his right to terminate his employment with the Company in accordance with his employment contract.

Also on December 15, 2004, the Board of Directors of the Company named George G. Reuter, formerly the Senior Vice President and Group Executive, Projects and Proposals of the Company's subsidiary, Horizon Offshore Contractors, Inc., as the Company's Chief Operating Officer. He will immediately assume responsibility for the Company's worldwide operations. Mr. Reuter has over 25 years experience in the offshore construction industry. His experience includes operations in North America, Middle East, India, Africa, Southeast Asia and the North Sea. Prior to his appointment on July 1, 2003, as Senior Vice President and Group Executive, Projects and Proposals, he served as a Vice President of the Company. Prior to joining the Company in November 2000, he was Senior Project Manager at J. Ray McDermott, Inc.

Mr. Reuter's current employment agreement has a term that expires on July 1, 2006. He currently receives an annual base salary of $275,000. After the expiration of his employment term, he will continue his employment at will. Mr. Reuter's employment agreement also contains non-competition and other provisions intended to protect the Company's interests in the event that he ceases to be employed. A copy of Mr. Reuter's employment agreement is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On December 15, 2004, the Company issued a press release announcing that Mr. Lam had terminated his employment with the company and announcing the naming of Mr. Reuter as the Chief Operating Officer of the Company. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

	10.1	Amended and Restated Employment and Non-Competition Agreement between Horizon Offshore, Inc. and George G. Reuter dated July 1, 2003

	99.1	Press release of Horizon Offshore, Inc. dated December 15, 2004

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp Executive Vice President and Chief Financial Officer

Dated:    December 16, 2004